Filed pursuant to Rule 424(b)(5)
                                    Registration Nos. 33-61390 and 333-53053



PROSPECTUS SUPPLEMENT
(To Prospectus dated April 20, 1999)




                                  $225,000,000
                         FLORIDA POWER & LIGHT COMPANY
                              First Mortgage Bonds,
                        5 7/8% Series due April 1, 2009
                                  -------------

     Florida Power & Light Company will pay interest on these securities on April 1 and October 1 of each year, commencing October 1, 1999. Florida Power & Light Company may redeem some or all of these securities at any time before their maturity date at the redemption prices discussed under the caption "Certain Terms of the Offered Bonds - Redemption" beginning on page S-2 of this Prospectus Supplement.


     Florida Power & Light Company does not plan to list these securities on any securities exchange. These securities are secured by the lien of Florida Power & Light Company's mortgage and rank equally with all of Florida Power & Light Company's first mortgage bonds. The lien of the mortgage is discussed under "Description of the New Bonds - Security" on page 4 of the accompanying Prospectus.


     Florida Power & Light Company's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

                                 -------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                                     PER FIRST MORTGAGE
                                            BOND                TOTAL
-------------------------------------------------------------------------------

Price to Public . . . . . . . .             100%             $225,000,000
-------------------------------------------------------------------------------
Underwriting Discount . . . . .            0.36%               $810,000
-------------------------------------------------------------------------------
Proceeds to Florida Power &
Light Company (before expenses)           99.64%             $224,190,000
===============================================================================

     In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest accrued on these securities from April 1, 1999 to the date that they are delivered to that purchaser. Florida Power & Light Company currently expects to issue these securities on or about April 23, 1999.

                                -------------

     The following Underwriters have agreed to purchase these securities on a firm commitment basis.



NATIONSBANC MONTGOMERY SECURITIES LLC
                                                                LEHMAN BROTHERS

              The date of this Prospectus Supplement is April 20, 1999.

                                USE OF PROCEEDS

     The information in this section adds to the information in the "Use of Proceeds" section on page 3 of the accompanying Prospectus. Please read these two sections together.

     The First Mortgage Bonds 5 7/8% Series due April 1, 2009 are referred to in this Prospectus Supplement as the "Offered Bonds."

     Florida Power & Light Company ("FPL") will add the net proceeds from the sale of the Offered Bonds to its general funds. FPL expects to use its general funds to redeem all $215,959,000 principal amount of its First Mortgage Bonds, 7 7/8% Series due January 1, 2013 and for other corporate purposes. FPL will temporarily invest any proceeds that are not immediately required for these purposes in short-term instruments.


                          CERTAIN TERMS OF THE OFFERED BONDS

     The information in this section adds to the information in the "Description of New Bonds" section beginning on page 3 of the accompanying Prospectus. Please read these two sections together.

     GENERAL. FPL will issue the Offered Bonds as a new series of First Mortgage Bonds under the Mortgage (as defined in the accompanying Prospectus). The Ninety-ninth Supplemental Indenture, dated as of April 1, 1999, supplements the Mortgage and establishes the specific terms of the Offered Bonds.

     INTEREST AND PAYMENT. FPL will pay interest on the Offered Bonds at 5 7/8% per annum. The Offered Bonds will mature on April 1, 2009. FPL will pay interest on the Offered Bonds on April 1 and October 1 of each year (each an "Interest Payment Date"). The first Interest Payment Date will be October 1, 1999.

     FPL will pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the First Mortgage Bonds of all series at the rate of 6% per annum.

     REDEMPTION. FPL may redeem any of the Offered Bonds at its option or if and when required by the Mortgage. FPL may redeem any of the Offered Bonds at any time or from time to time, on any date prior to their maturity (each a "Redemption Date"). FPL will give notice of its intention to redeem Offered Bonds at least 30 days prior to a Redemption Date. If FPL redeems all or any part of the Offered Bonds, it will pay a redemption price ("Redemption Price") equal to the sum of (1) 100% of the principal amount of the Offered Bonds being redeemed plus (2) accrued and unpaid interest thereon, if any, to the Redemption Date plus (3) any applicable "make-whole premium." The Redemption Price for Offered Bonds will never be less than 100% of the principal amount of those Offered Bonds plus accrued and unpaid interest on those Offered Bonds to the Redemption Date.

     The amount of the make-whole premium with respect to any Offered Bonds to be redeemed will be equal to the excess, if any, of:

     (1) the sum of the present values, calculated as of the Redemption Date, of:

            (a) each interest payment that, but for such redemption, would have been payable on the Offered Bonds being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

            (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the Offered Bonds being redeemed; over

     (2)   the principal amount of the Offered Bonds being redeemed.

     The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 10 basis points.

     FPL will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that NationsBanc Montgomery Securities LLC will make such calculation if (1) FPL fails to make such appointment at least 30 calendar days prior to the Redemption Date, or (2) the institution so appointed is unwilling or unable to make such calculation. If NationsBanc Montgomery Securities LLC is to make such calculation but is unwilling or unable to do so, then the Trustee (as defined in the accompanying Prospectus) will appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to in this Prospectus Supplement as an "Independent Investment Banker."

     For purposes of determining the make-whole premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Offered Bonds, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.

     The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

     If at the time notice of redemption is given, the redemption moneys are not on deposit with the Mortgage Trustee, the redemption shall be subject to their receipt before the date fixed for redemption and such notice shall be of no effect unless such moneys are received.

     Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of First Mortgage Bonds of any series.

                                  UNDERWRITING

     FPL is selling the Offered Bonds to the Underwriters named in the table below pursuant to an Underwriting Agreement dated April 20, 1999. FPL has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of Offered Bonds set forth opposite that Underwriter's name in the table below:

                                                 PRINCIPAL AMOUNT
     UNDERWRITER                                 OF OFFERED BONDS
     -----------                                 ----------------
     NationsBanc Montgomery Securities LLC . . . . $125,000,000

     Lehman Brothers Inc.  . . . . . . . . . . . . $100,000,000
                                                   ------------
           Total . . . . . . . . . . . . . . . . . $225,000,000
                                                   ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters must buy all of the Offered Bonds if they buy any of them. The Underwriters will sell the Offered Bonds to the public when and if the Underwriters buy the Offered Bonds from FPL.

     The Underwriters will sell the Offered Bonds in part directly to the public at the price to the public set forth on the cover page of this Prospectus Supplement, and in part to certain dealers at the price to the public less a concession. FPL will compensate the Underwriters by selling the Offered Bonds to them at a price that is less than the price to the public by the amount of the "Underwriting Discount" set forth in the table below (expressed as a percentage of principal amount). The Underwriters may sell the Offered Bonds to certain dealers at a price that is less than the price to the public by no more than the amount of the "Initial Dealers' Concession" set forth in the table below (expressed as a percentage of principal amount). The Underwriters and such dealers may sell the Offered Bonds to certain other dealers at a price that is less than the price to the public by no more than the amount of the "Reallowed Dealers' Concession" set forth in the table below (expressed as a percentage of principal amount).

     Underwriting Discount . . . . . . . . . . . . .     0.360%

     Initial Dealers' Concession . . . . . . . . . .     0.250%

     Reallowed Dealers' Concession . . . . . . . . .     0.125%

     An Underwriter may reject offers for the Offered Bonds. After the initial public offering of the Offered Bonds, the Underwriters may change the offering price and other selling terms of the Offered Bonds.

     FPL estimates that its expenses in connection with the sale of the Offered Bonds, other than underwriting discounts, will be $1,400,000. This estimate includes expenses relating to Florida taxes, printing, rating agency fees, trustees' fees and legal fees, among other expenses.

     There is no established trading market for the Offered Bonds. The Underwriters have advised FPL that they intend to make a trading market in the Offered Bonds but are not obligated to do so and may discontinue market-making at any time without notice. FPL cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Offered Bonds.

     FPL has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In order to facilitate the offering of the Offered Bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Bonds. Specifically, the Underwriters may overallot in connection with the offering of the Offered Bonds, creating a short position in the Offered Bonds for their own account. In addition, to cover overallotments, the Underwriters may bid for, and purchase, Offered Bonds in the open market. Any of these activities may maintain the price of the Offered Bonds above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

PROSPECTUS


FLORIDA POWER & LIGHT COMPANY


FIRST MORTGAGE BONDS


     Florida Power & Light Company (FPL) intends from time to time to issue up to $300,000,000 aggregate principal amount of its First Mortgage Bonds (New Bonds) in one or more series at prices and on terms to be determined when the agreement to sell is made or at the time of sale.

     For each issue of New Bonds for which this Prospectus is being delivered (Offered Bonds) there is an accompanying Prospectus Supplement or Prospectus Supplements (Prospectus Supplement) that set forth, without limitation and to the extent applicable, the series designation, aggregate principal amount of the issue, purchase price, maturity, interest rate or rates (which may be either fixed or variable) or the method of determination of such rate or rates, times of payment of interest, the place where the principal of and interest on the Offered Bonds will be payable, the denominations in which the Offered Bonds are authorized to be issued, whether the Offered Bonds will be issued in registered form, in bearer form or both, whether all or a portion of the Offered Bonds will be issued in global form, redemption terms, if any, and other special terms of the Offered Bonds.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
               STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                        ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL
                                 OFFENSE.

The New Bonds may be sold directly by FPL or through agents designated from time to time or through underwriters or dealers or a group of underwriters. If any agents of FPL or any underwriters are involved in the sale of the Offered Bonds in respect of which this Prospectus is being delivered, the names of such agents or underwriters, the initial price to the public, any applicable commissions or discounts and the proceeds to FPL with respect to such Offered Bonds are set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters or agents.


The date of this Prospectus is April 20, 1999.

                           AVAILABLE INFORMATION


     FPL is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith files reports and other information with the Securities and Exchange Commission (SEC). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed electronically by FPL.

     Security holders of FPL may obtain, upon request, copies of an Annual Report on Form 10-K of FPL containing financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent auditors.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following FPL documents filed with the SEC are incorporated by reference in this Prospectus:

     1. FPL's Annual Report on Form 10-K for the year ended December 31, 1998 (Form 10-K).

     2. FPL's Current Reports on Form 8-K filed with the SEC on March 17, 1999 and April 16, 1999.

     All documents filed by FPL with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     FPL will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated by reference in this Prospectus excluding the exhibits thereto (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York, 10019, (212) 603-2000.


                                      FPL

    FPL was incorporated under the laws of Florida in 1925 and is engaged in the generation, transmission, distribution and sale of electric energy. The principal executive office of FPL is located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone (561) 694-4000, and the mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420. FPL supplies electric service throughout most of the east and lower west coasts of the State of Florida with a population of approximately 7 million. During 1998, FPL served approximately 3.7 million customer accounts. All of the shares of common stock of FPL is owned by FPL Group, Inc. (FPL Group).


                             USE OF PROCEEDS


     FPL is offering hereby a maximum of $300,000,000 aggregate principal amount of New Bonds. The net proceeds to be received from the sale of the New Bonds will be added to FPL's general funds and will be used for corporate purposes which may include, but are not limited to, the redemption or purchase of certain of its outstanding debt and preferred stock, the repayment of all or a portion of short-term borrowings outstanding, the repayment of all or a portion of any maturing long-term debt obligations and the financing of the acquisition or construction of additional electric facilities. Proceeds not immediately required for the foregoing purposes will be temporarily invested in short-term instruments.

     FPL maintains a continuous construction program, principally for electric generation, transmission and distribution facilities. FPL anticipates financing this program partially through internally generated funds, partially through the sale of additional securities, partially through short-term borrowings and partially through equity investments by FPL Group. See "Item 1. Business - Capital Expenditures" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Form 10-K incorporated by reference herein.

                    RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the years ended December 31, 1994 through 1998 are 3.86, 4.33, 4.58, 4.95 and 5.69, respectively.

                          DESCRIPTION OF NEW BONDS

     GENERAL. The New Bonds are to be issued under a Mortgage and Deed of Trust dated as of January 1, 1944, with Bankers Trust Company, as Trustee (Mortgage Trustee), and The Florida National Bank of Jacksonville (now resigned) as supplemented and amended, and as to be supplemented by one or more supplemental indentures relating to the New Bonds, all of which are collectively referred to as the "Mortgage".

     The following statements are brief summaries of certain provisions of the Mortgage, which is on file with the SEC and incorporated by reference herein, and do not purport to be complete. They make use of terms defined in the Mortgage. Reference is made to the Mortgage for a definition of these terms and for the complete provisions of the Mortgage. The following statements are qualified in their entirety by such reference.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Bonds (among others): (i) the designation, series and aggregate principal amount of the Offered Bonds; (ii) the percentage or percentages of their principal amount at which such Offered Bonds will be issued; (iii) the date or dates on which the Offered Bonds will mature; (iv) the rate or rates (which may be either fixed or variable), and/or the method of determination of such rate or rates, per annum at which the Offered Bonds will bear interest;
(v) the times at which such interest will be payable; (vi) the place where the principal of and interest on the Offered Bonds will be payable; (vii) the denominations in which the Offered Bonds are authorized to be issued; (viii) the redemption terms, if any; (ix) whether the Offered Bonds will be in registered form, in bearer form or both; (x) whether all or a portion of the Offered Bonds will be in global form; and (xi) any other terms or provisions relating to such Offered Bonds which are not inconsistent with the provisions of the Mortgage.

     FORM AND EXCHANGES. The New Bonds may be issued in fully registered form without coupons, in bearer form with or without coupons or any combination thereof. New Bonds in bearer form will not be offered, sold, resold or delivered in the United States or to United States persons in connection with their original issuance. Unless otherwise specified in the Prospectus Supplement, the New Bonds will be issuable in the form of registered bonds without coupons. New Bonds will be exchangeable without charge for other New Bonds of the same series and of the same or different authorized denominations, in each case for a like aggregate principal amount of New Bonds having the same issue date with identical terms and provisions, unless otherwise specified in the Prospectus Supplement. New Bonds may be transferred without charge, other than for applicable stamp taxes or other governmental charges, unless otherwise specified in the Prospectus Supplement. Reference is made to the Prospectus Supplement for additional requirements as to the form and method of exchange of the New Bonds. Additionally, New Bonds may be represented in whole or in part by global notes, and if so represented, beneficial interests in such global notes will be shown on and transfers thereof will be effected only through, records maintained by a designated depository and its participants.

     INTEREST AND PAYMENT. Reference is made to the Prospectus Supplement for the interest rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates of the Offered Bonds and the date or dates on which such interest is payable. Unless otherwise specified in the Prospectus Supplement, principal and interest are payable in U.S. dollars at Bankers Trust Company in New York City.

     REDEMPTION AND PURCHASE OF OFFERED BONDS.  See the Prospectus
Supplement.

     SPECIAL PROVISIONS FOR RETIREMENT OF BONDS. If, during any 12 month period, mortgaged property is disposed of by order of or to any Federal, State, county, municipal or other governmental bodies or agencies, resulting in the receipt of $10 million or more as proceeds, FPL (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of Bonds. Any series of Bonds may be redeemable at the redemption prices applicable for this purpose. See the Prospectus Supplement.

     SECURITY. The New Bonds together with all other Bonds now or hereafter issued under the Mortgage will be secured by the Mortgage, which constitutes, in the opinion of counsel to FPL, a first mortgage lien on all of the present properties and franchises of FPL (except as stated below), subject to (a) lease of minor portions of FPL's property to others for uses which, in the opinion of such counsel, do not interfere with FPL's business, (b) leases of certain property of FPL not used in its electric business, and (c) excepted encumbrances. There are excepted from the lien all cash and securities; certain equipment, materials or supplies and fuel (including Nuclear Fuel); automobiles and other vehicles; receivables, contracts, leases and operating agreements; and timber, minerals, mineral rights and royalties.

     The Mortgage contains provisions subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of FPL's assets. Property acquired since the most recent recording of a supplemental indenture may also be subject to possible rights of others which may attach prior to recordation of a supplemental indenture subsequent to the acquisition of such property.

     The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities.

     ISSUANCE OF ADDITIONAL BONDS. The maximum principal amount of Bonds which may be issued under the Mortgage is unlimited. Bonds of any series may be issued from time to time on the basis of (1) 60% of Property Additions after adjustments to offset retirements, (2) retirement of Bonds or qualified lien bonds, and (3) deposit of cash. With certain exceptions in the case of
(2) above, the issuance of Bonds is subject to adjusted net earnings for 12 consecutive months out of the preceding 15 months before income taxes being either at least twice the annual interest requirements on, or 10% of the principal amount of, all Bonds at the time outstanding, including the additional issue, and all indebtedness of prior or equal rank. Such adjusted net earnings are computed after provision for retirement and depreciation of property equal to the replacement requirements of the Mortgage for such period.

     Property Additions generally include plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems, Nuclear Fuel that has been expressly subjected to the lien and operation of the Mortgage, railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters. Any such property, whether or not in operation, can be used as Property Additions prior to the obtaining of permits or licenses. Property Additions may not include securities, fuel (including Nuclear Fuel unless expressly subjected to the lien and operation of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas. Under the Mortgage, FPL could issue approximately $4.1 billion of additional first mortgage bonds based on unfunded Property Additions and $4.0 billion of additional first mortgage bonds based on the retirement of Bonds at December 31, 1998.

     The Mortgage contains certain restrictions upon the issuance of Bonds against property subject to liens and upon the increase of the amount of such liens.

     RELEASE AND SUBSTITUTION OF PROPERTY.  Property may be released against
(1) deposit of cash or, to a limited extent, purchase money mortgages, (2) Property Additions, and (3) waiver of the right to issue Bonds without applying any earnings test. Cash so deposited and cash deposited against the issuance of additional Bonds may be withdrawn upon the bases stated in (2) and
(3) above. When property released is not funded property, Property Additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged, and disposition of monies received on pledged prior lien bonds. FPL may, without any release, consume in its operations Nuclear Fuel even if such Nuclear Fuel has been expressly subjected to the lien and operation of the Mortgage.

     DIVIDEND RESTRICTIONS. The Mortgage contains provisions restricting an amount of retained earnings which can be used to pay cash dividends on common stock. The amount restricted is subject to being increased or decreased on the basis of various factors and any restricted retained earnings can be used for various purposes. No retained earnings were restricted, as a result of these provisions of the Mortgage, as of December 31, 1998.

     MODIFICATION OF THE MORTGAGE. Generally the rights of the Bondholders may be modified with the consent of 66-2/3% of the Bonds and, if less than all series of Bonds are affected, the consent also of 66-2/3% of Bonds of each series affected. FPL has reserved the right to amend the Mortgage without any consent or other action by the holders of any series of Bonds created after April 30, 1992 (including the New Bonds) so as to substitute for the foregoing provisions the following: Generally the rights of the Bondholders may be modified with the consent of a majority of the Bonds, but if less than all series of the Bonds are affected, only the consent of a majority of the affected Bonds is required. In general, no modification of the terms of payment of principal and interest, no modification of the obligations of FPL under Section 64 of the Mortgage (until the foregoing substitution is made), and no modification affecting the lien or reducing the percentage required for modification, are effective against any Bondholder without such Bondholder's consent.

     DEFAULT AND NOTICE THEREOF. Defaults are: default in payment of principal; default for 60 days in payment of interest or of installments of funds for retirement of Bonds; certain defaults with respect to qualified lien bonds; certain events in bankruptcy, insolvency or reorganization; and default for 90 days after notice on other covenants. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or any fund for retirement of Bonds), if it thinks it is in the interests of the Bondholders.

     Holders of 25% of the Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default has been cured. No holder of Bonds may enforce the lien of the Mortgage unless
(1) such holder has given the Mortgage Trustee written notice of a default;
(2) 25% of the Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Mortgage Trustee against the costs, expenses and liabilities to be incurred thereby; and (3) the Mortgage Trustee has failed to act. The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. A majority of the Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Mortgage Trustee, or exercising any trust or power conferred upon the Mortgage Trustee.

     SATISFACTION AND DISCHARGE OF MORTGAGE. Upon FPL's making due provision for the payment of all of the Bonds and paying all other sums due under the Mortgage, the Mortgage may be satisfied and discharged of record.

     EVIDENCE TO BE FURNISHED TO THE MORTGAGE TRUSTEE. Compliance with Mortgage provisions is evidenced by written statements of FPL's officers or persons selected or paid by FPL. In certain major matters the accountant, appraiser, engineer or counsel must be independent. Various certificates and other papers are required to be filed annually and in certain events, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of default.

     CONCERNING THE MORTGAGE TRUSTEE. In the regular course of business, FPL may obtain short-term funds from several banks, including Bankers Trust Company.

                             PLAN OF DISTRIBUTION

     FPL may sell the New Bonds in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Bonds sets forth the terms of the offering of the Offered Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Bonds and the proceeds to FPL from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The New Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters as may be designated by FPL, or directly by one or more of such firms. The underwriter or underwriters with respect to a particular underwritten offering of Offered Bonds are named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Bonds will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Bonds if any are purchased.

     New Bonds may be sold directly by FPL or through agents designated by FPL from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Offered Bonds in respect of which the Prospectus Supplement is delivered as well as any commissions payable by FPL to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, FPL will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Bonds from FPL at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with FPL to indemnification by FPL against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (Securities
Act).

                                  EXPERTS

     The consolidated financial statements of FPL and its subsidiaries appearing in FPL's Annual Report on Form 10-K incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said Annual Report on Form 10-K, which report is incorporated herein by reference, and have been so incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     Legal conclusions and opinions specifically attributed to counsel in the documents incorporated herein by reference have been reviewed by Steel Hector & Davis LLP, West Palm Beach, Florida, counsel to FPL, and are set forth on the authority of said firm as experts.


                               LEGAL OPINIONS

     The legality of the New Bonds will be passed upon for FPL by Steel
Hector & Davis LLP, West Palm Beach, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, and for any underwriter or agent by Winthrop, Stimson, Putnam & Roberts, New York, New York. Thelen Reid & Priest LLP and Winthrop, Stimson, Putnam & Roberts may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law on the opinion of Thelen Reid & Priest LLP.

                         ----------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH AN OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FPL OR ANY OTHER PERSON, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FPL SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

==============================================================================


                         YOU SHOULD RELY ONLY ON THE INFORMATION
                        INCORPORATED BY REFERENCE OR PROVIDED IN
                          THIS PROSPECTUS SUPPLEMENT OR IN THE
                          ACCOMPANYING PROSPECTUS.  FPL HAS NOT
                          AUTHORIZED ANYONE ELSE TO PROVIDE YOU
                         WITH DIFFERENT INFORMATION.  FPL IS NOT
                         MAKING AN OFFER OF THE OFFERED BONDS IN
                        ANY STATE WHERE THE OFFER IS NOT PERMITTED.
                        YOU SHOULD NOT ASSUME THAT THE INFORMATION
                         IN THIS PROSPECTUS SUPPLEMENT OR IN THE
                         ACCOMPANYING PROSPECTUS IS ACCURATE AS OF
                         ANY DATE OTHER THAN THE DATE ON THE FRONT
                                     OF THOSE DOCUMENTS.


                                     TABLE OF CONTENTS


                                                                           Page
                                                                           ----

                                    PROSPECTUS SUPPLEMENT

            Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .   S-2
            Certain Terms of the Offered Bonds  . . . . . . . . . . . . .   S-2
            Underwriting  . . . . . . . . . . . . . . . . . . . . . . . .   S-3

                             PROSPECTUS

            Available Information . . . . . . . . . . . . . . . . . . . . . . 2
            Incorporation of Certain Documents
              by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . 2
            FPL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . 3
            Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . 3
            Description of New Bonds  . . . . . . . . . . . . . . . . . . . . 3
            Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . 6
            Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
            Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . 7

===============================================================================


===============================================================================




                                 FLORIDA POWER &
                                  LIGHT COMPANY


                                  $225,000,000


                               FIRST MORTGAGE BONDS,
                                   5 7/8% SERIES
                                DUE APRIL 1, 2009


                                -----------------

                                    PROSPECTUS
                                    SUPPLEMENT
                                  APRIL 20, 1999

                                 -----------------


                              NATIONSBANC MONTGOMERY
                                   SECURITIES LLC

                                   LEHMAN BROTHERS


===============================================================================